A T M I ACQUIRES MST ANALYTICS Extends A T M I's Sensing Capabilities in Semiconductor Materials Management

         DANBURY, CT and Buffalo Grove, IL -- November 30, 1999 -- A T M I, Inc. (Nasdaq: ATMI), today announced that it has acquired MST Analytics, Inc. (MST) of Buffalo Grove, Illinois in a deal valued at approximately $32 million. A T M I issued 1,075,000 common shares for MST interests in this pooling-of-interests merger. MST's semiconductor gas monitoring system products will join A T M I's EcoSys subsidiary, which sells A T M I's environmental abatement and sensing product lines.

         Peter Kirlin, Executive Vice President, A T M I Technologies, said, "MST has two primary product lines, both of which are excellent strategic fits for A T M I. MST's gas sensing products monitor the toxic gases widely used in manufacturing semiconductors, on both a fab-wide and personal basis. This product line complements EcoSys's rapidly growing monitoring business, added through our TeloSense acquisition in May this year."

         "MST's range of liquid analyzers and process control systems are used in CMP (chemical mechanical planarization), wet cleaning of wafers, and copper ECD (electro-chemical deposition). These products are increasingly required to help optimize the use of chemicals, enabling tighter process control and repeatability of yield-improving process parameters. We believe these systems create a strategic entry point for ATMI into these important wafer fabrication processes."

         Byron Denenberg, Chairman of MST said, "A T M I's strategy of supplying integrated materials solutions to its semiconductor customers via specialty materials, materials delivery systems, materials sensing, and abatement is very appealing to MST. We believe our production-proven Satellite(tm) gas sensing technologies, together with our liquid analytical and process control capabilities, are a natural extension of A T M I's solution-based strategy."

         Dan Sharkey, ATMI CFO, said, "MST's 1998 revenues were $19.7 million, with net income of about $700,000. They are on track for similar revenues in 1999 with a net income that should make this deal neutral to A T M I's earnings this year. Based on the strategic synergies between the companies, we expect this transaction to be accretive in 2000. Because we completed two acquisitions during the fourth quarter, we expect to take a one-time charge of up to $2.5 million during the quarter. This charge is for customary investment banking, legal, and accounting fees for these transactions."

         A T M I provides products and services for semiconductor device manufacture through its Materials and Technologies units. A T M I Materials includes thin film materials and delivery systems, sub-atmospheric gas delivery systems, high-purity materials packaging systems, and photolithography and chemical-mechanical polishing materials. A T M I Technologies includes process and environmental solutions, thin film deposition services, smart card solutions, and other ATMI ventures.

         Statements which are not historical information are forward looking, and involve risks and uncertainties, including, but not limited to: changes in semiconductor industry growth or A T

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M I's markets;  competition,  problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into A T M I; and other factors discussed in A T M I's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected.

http://web.atmi.com

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For more information contact:
Dean Hamilton
A T M I
203/794-1100
dhamilton@atmi.com